Exhibit 99.5

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April 4, 2022 by and among Civeo Corporation, a corporation organized under the laws of the Province of British Columbia (the “Company”), Conversant Opportunity Master Fund L.P. (“Buyer”) and Torgerson Family Trust (the “Trust”) and 989677 Alberta Ltd. (“989” and, together with the Trust, the “Sellers”). The Company, the Buyer and the Sellers are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

This Agreement contemplates a transaction in which, pursuant to the terms and subject to the conditions set forth herein, Buyer will purchase from Sellers, and Sellers will sell to Buyer, (i) 958,475 common shares, no par value, of the Company owned beneficially and of record by Sellers (the “Shares”). The sale of the Shares by the Sellers has been registered by the Company on its Registration Statement on Form S-3 (File No. 333-233444), filed with the U.S. Securities and Exchange Commission (the “Registration Statement”).

Concurrently with the execution and delivery hereof, the Sellers and the Company are entering into a waiver pursuant to which the Company is waiving the transfer restrictions set forth in Section 2 of the Registration Rights, Lock-Up and Standstill Agreement, dated as of April 2, 2018 (the “Lock-Up Agreement”), among the Company and the Sellers with respect to the sale of the Shares pursuant hereto.

In addition, the Sellers own 375,000 additional shares held in escrow and subject to release in June 2022 (if and when released to the Sellers, the “Additional Shares”). The Sellers also intend, pursuant to the terms of this Agreement, to grant to the Company and to the Buyer a right of first refusal with respect to the Additional Shares.

The Parties, intending to be legally bound, hereby agree as follows:

1.	Purchase and Sale.

a.

Sellers hereby sell and transfer to Buyer, and Buyer hereby purchases from Sellers, free and clear of all liens, claims and encumbrances, all of Sellers’ right, title and interest in and to the Shares at a purchase price of $22.75 per share, for an aggregate purchase price equal to $21,805,306.20 (the “Purchase Price”). Each party hereto shall bear his, her or its own legal fees and costs with respect to this Agreement and the transactions contemplated hereby.

b.

Within two business day following the date hereof (the “Closing Date”), Sellers shall deliver to the Company or its Common Stock Transfer Agent such documents reasonably necessary in order to facilitate the transfer of the Shares, which is currently held in book entry, to the Buyer (registered in the name of the Buyer or in such other name as notified by the Buyer to the Sellers or the Company) without a restrictive legend.

c.	On or prior to the Closing Date, the Buyer shall wire transfer immediately available funds to an account designated by Sellers in an aggregate amount equal to the Purchase Price.

2.

Representations and Warranties of Sellers. The Sellers hereby represent and warrant to, and agree with, the Buyer that, as of the date hereof and as of the Closing Date of the transaction contemplated by this Agreement if later:

a.

All consents, approvals, authorizations and orders necessary for the execution and delivery by the Sellers of this Agreement and for the sale and delivery of the Shares to be sold by the Sellers hereunder, including a waiver of the Lock-Up Agreement from the Company, have been obtained; and the Sellers have full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Shares to be sold by the Sellers hereunder;

b.

This Agreement has been duly authorized, executed and delivered by the Sellers and constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms;

c.

The Sellers have been duly incorporated or organized and are validly existing as a corporation (in the case of 989) or as a trust (in the case of the Trust) in good standing under the laws of its jurisdiction or organization;

d.

The sale of the Shares to be sold by the Sellers hereunder, the execution of this Agreement by the Sellers and the compliance by the Sellers with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any obligation of the Sellers or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Sellers are a party or by which the Sellers are bound or to which any of the property or assets of the Sellers are subject, nor will such action result in any violation of the provisions of the certificate or articles of incorporation or by-laws (or other organization documents) of the Sellers, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Sellers or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the sale of the Shares to be sold by the Sellers hereunder or the consummation by the Sellers of the transactions contemplated by this Agreement, except such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase of the Shares by the Buyer; Subject to the foregoing, the Shares when received by the Buyer shall be free from restrictions on transferability;

e.

The Sellers have, and immediately prior to the Closing Date will have, good and valid title to the Shares to be sold by the Sellers hereunder on such date free and clear of all liens, encumbrances, equities or claims (except any encumbrances imposed by the Company that have been waived or lifted); and, upon delivery of such Shares and payment therefor pursuant hereto, good and valid title to such Shares, free and clear of all liens, encumbrances, equities or claims, will pass to the Buyer;

f.

There are no legal or governmental proceedings pending to which the Sellers are a party or of which any property of the Sellers are the subject which, if determined adversely to the Sellers, individually or in the aggregate, would prevent or impair the consummation of the transactions contemplated by this Agreement; and

g.

The sale of the Shares by the Sellers to the Buyer has been registered by the Company on the Registration Statement, and the Sellers have not been notified by the Company that the Sellers’ ability to sell the Shares pursuant to the Registration Statement has been terminated or suspended for any reason.

3.	Representations and Warranties of Buyers.

a.

All consents, approvals, authorizations and orders necessary for the execution and delivery by the Buyer of this Agreement have been obtained; and the Buyer has full right, power and authority to enter into this Agreement and purchase the Shares;

b.

This Agreement has been duly authorized, executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms;

c.	The Buyer has been duly organized and is validly existing as a limited liability company in good standing under the laws of its jurisdiction or organization;

d.

Following the purchase of the Shares, the Buyer is not, either alone or as part of a group, the beneficial owner of, or otherwise has, or would have, the right to acquire, through any option, warrant, forward contract, share loan, swap, contract of sale or other derivative or similar agreement, more than ten percent of the outstanding shares of Common Stock of the Company then outstanding; and

e.

Buyer is not, directly or indirectly, engaged in any business in competition with the Company, it being understood that the Buyer from time to time holds non-controlling investments in companies that may compete with the Company.

4.	Additional Agreement of the Sellers

Each Seller agrees that if such Seller desires to sell any Additional Shares prior to April 3, 2023, the Company and the Buyer shall have a right of first refusal to acquire such Additional Shares, and such Seller agrees not to consummate the sale unless such Seller shall first deliver to the Company a notice (the “Company First Refusal Notice”) setting forth: (a) the number of Additional Shares proposed to be sold; (b) whether the Additional Shares are to be sold on the New York Stock Exchange and, if not, the proposed method of sale; and (c) if the Additional Shares are not to be sold on the New York Stock Exchange, the proposed purchaser (the “Proposed Purchaser”), the sale price and each of the other material financial and other terms of the proposed transaction (the “Purchase Terms”). The Company shall, for the 5-day period commencing upon the receipt of the Company First Refusal Notice (the “Company ROFR Response Period”), have the exclusive right to purchase all or any portion of such Additional Shares, in the case of a proposed sale on the New York Stock Exchange, at a price per common share equal to the closing price of the Company’s common shares on the New York Stock Exchange on the trading day immediately preceding the date on which the Company First Refusal Notice is received by the Company, and in the case of any other proposed sale, on the Purchase Terms set forth in such Company First Refusal Notice, by so notifying such Seller before 4:00 p.m. Eastern time on the last day of the Company ROFR Response Period, whereupon such Seller shall sell to the Company, and the Company shall purchase from Seller, such Additional Shares on such terms. In the event that the Company does not exercise its right to purchase all of such Additional Shares, such Seller shall, on the next succeeding business day following the last day of the Company ROFR Response Period, deliver to the Buyer a notice (the “Buyer First Refusal Notice”) setting forth: (a) the number of Additional Shares proposed to be sold that were not purchased by the Company pursuant to the Company’s right of first refusal; (b) whether such Additional Shares are to be sold on the New York Stock Exchange and, if not, the proposed method of sale; and (c) if such Additional Shares are not to be sold on the New York Stock Exchange, the Proposed Purchaser and the Purchase Terms. The Buyer shall, for the 5-day period commencing upon the receipt of the Buyer First Refusal Notice (the “Buyer ROFR Response Period”), have the exclusive right to purchase all or any portion of such Additional Shares, in the case of a proposed sale on the New York Stock Exchange, at a price per common share equal to the closing price of the Company’s common shares on the New York Stock Exchange on the trading day immediately preceding the date on which the Company First Refusal Notice is received by the Company, and in the case of any other proposed sale, on the Purchase Terms set forth in such Buyer First Refusal Notice, by so notifying such Seller before 4:00 p.m. Eastern time on the last day of the Buyer ROFR Response Period, whereupon such Seller shall sell to the Buyer, and the Buyer shall purchase from Seller, such Additional Shares on such terms. In the event that Buyer chooses not to exercise its right to purchase all or a portion of such Additional Shares, such Seller shall have the right, for a period of 10 days following the Buyer ROFR Response Period, to consummate the sale to the Proposed Purchaser on the same Purchase Terms and other terms in all material respects as set forth in the Company First Refusal Notice. The Company hereby waives any transfer restrictions in the Lock-Up Agreement necessary solely to permit sales of Additional Shares pursuant to this paragraph 4 to the Company and/or to the Buyer and, in the case of sales to the Buyer pursuant to this paragraph 4, to permit the Buyer to receive any such Additional Shares without any restrictive legend or other restrictions on resale by the Buyer; it being understood that the Company does not waive and reserves all rights under the Lock-Up Agreement with respect to sales to third parties other than sales to the Buyer pursuant to this Paragraph 4. For the avoidance of doubt, this paragraph 4 shall not apply to any shares held by the Sellers in escrow that are subsequently released from escrow to the Company.

5.	Miscellaneous.

a.

This Agreement shall be governed by the internal laws (and not the law of conflicts) of the State of New York. The Parties hereby submit to the jurisdiction of and venue in the federal courts located in the City of New York, New York in connection with any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby. If for any reason jurisdiction and/or venue is unavailable in such federal courts, then the Parties hereby submit to the jurisdiction of and venue in the state courts located in such city in connection with any such dispute or matter. In addition, the Parties hereby waive any right to a trial by jury with respect to any such dispute or matter.

b.	No amendment or waiver of this Agreement shall be effective without the prior written consent of Sellers and Buyer and, to the extent the interests of the Company are implicated, the Company.

c.

This Agreement may be executed in one or more counterparts (including fax or electronic counterparts), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

d.

This Agreement and the documents expressly referred to herein embody the complete agreement and understanding among the Parties with regard to the transaction described herein and supersede and preempt any prior understandings, agreements, or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

e.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

f.

Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

g.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties; provided that the Buyer shall be permitted to assign its rights and obligations under this Agreement to any investment fund managed by the Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

h.

No director, officer or employee of Buyer will have any liability for any obligations of Buyer under this Agreement or for any claim based on, in respect of, or by reason of, the obligations of Buyer hereunder or the transactions contemplated hereby. Sellers waive and release all such liability. This waiver and release is a material inducement to Buyer’s entry into this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CIVEO CORPORATION

By:	/s/ Carolyn J. Stone
Name:	Carolyn J. Stone
Title:	SVP, Chief Financial Officer, and Treasurer

CONVERSANT OPPORTUNITY MASTER FUND L.P.

By:	/s/ Keith O’ Connor
Name:	Keith O’ Connor
Title:	Chief Financial Officer

TORGERSON FAMILY TRUST

By:	/s/ Lance Torgerson
Name:	Lance Torgerson
Title:	Trustee

By:	/s/ Tammy Torgerson
Name:	Tammy Torgerson
Title:	Trustee

989677 ALBERTA LTD.

By:	/s/ Lance Torgerson
Name:	Lance Torgerson
Title:	Director